Exhibit 99.2

News Release

Weatherford Announces Public Offering of $1.0 Billion Exchangeable Senior Notes

Baar, Switzerland, June 1, 2016 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) announced today the launch of an underwritten public offering (the “Offering”) of $1.0 billion aggregate principal amount of exchangeable senior notes due 2021 (the “Notes”) by Weatherford International Ltd., a Bermuda exempted company and indirect, wholly owned subsidiary of the Company (“Weatherford Bermuda”). The underwriters will also have an option for 30 days to purchase up to an additional $150 million aggregate principal amount of Notes.

The Company intends to use the proceeds from the Offering to fund all or a portion of tender offers to purchase for cash certain of its 6.35% senior notes due 2017, 6.00% senior notes due 2018, 9.625% senior notes due 2019 and 5.125% senior notes due 2020 in an aggregate purchase price equal to the proceeds of the Offering. In the event the tender offers, which are subject to market conditions and other factors, are not consummated or the aggregate purchase price for the notes tendered and accepted for payment is less than the proceeds of the Offering, we may use such proceeds to repay or retire other outstanding indebtedness, which may include amounts under Weatherford Bermuda’s revolving credit facility. RBC Capital Markets and Citigroup will act as joint book-running managers for the Offering. RBC Capital Markets will act as sole structuring advisor.

The Notes will be senior unsecured obligations of Weatherford Bermuda and accrue interest payable semi-annually in arrears. The Notes will be fully and unconditionally guaranteed, on a senior unsecured basis, by the Company and by Weatherford International, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of Weatherford Bermuda. The Notes will be exchangeable at the option of the holders during certain specified periods and upon certain specified events in accordance with the terms of the Notes. Weatherford Bermuda will settle exchanges of the Notes by delivering cash, ordinary shares of the Company or a combination thereof, at Weatherford Bermuda’s election. The Notes may not be redeemed by Weatherford Bermuda, except in limited circumstances in connection with a change in tax law. The interest rate, exchange rate and other terms of the Notes will be determined at the time of pricing of the Offering.

The Offering is being made pursuant to an effective registration statement previously filed with the U.S. Securities & Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus describing the terms of the Offering have been filed with the SEC, and may be obtained free of charge at the SEC’s website at www.sec.gov or from the underwriters of the Offering as follows:

RBC Capital Markets

3 World Financial Center

200 Vesey Street, 8th Floor

New York, NY 10281

Attention: Equity Syndicate

Telephone: (877) 822-4089

Email: equityprospectus@rbccm.com

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: (800) 831-9146

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ABOUT WEATHERFORD INTERNATIONAL PLC

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,100 locations, including manufacturing, service, research and development, and training facilities and employs approximately 33,100 people.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements as defined under federal law, including those related to the Company’s potential securities offering, use of proceeds and tender offers. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the prospectus as supplemented, which is a part of the registration statement, and the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and those risk factors set forth from time-to-time in other filings with the SEC. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Investor Contact:

Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations and Corporate Marketing and Communications

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